Exhibit 10.1

RED HAT, INC.

Red Hat, Inc. 2004 Long-Term Incentive Plan, as amended

Restricted Stock Unit Agreement

(Non-Executive Participants)

Cover Sheet

This Restricted Stock Unit Agreement (the “Agreement”) evidences the grant by Red Hat, Inc., a Delaware corporation (the “Company”), on the date set forth below (the “Grant Date”) to the person named below (the “Participant”) of a Restricted Stock Unit Award (the “Award”) covering the number of restricted stock units (each, an “RSU”) listed below, each representing the right to receive the value of one share of the Company’s common stock, $.0001 par value per share, with a vesting start date (the “Vesting Start Date”) listed below, such Award to be subject to the terms and conditions specified in the Red Hat, Inc. 2004 Long-Term Incentive Plan, as amended (the “Plan”), and in the attached Exhibit A and Appendix A and Appendix B thereto.

Participant Name:	<PARTICIPANT NAME>
Grant Date:	<GRANT DATE>
Vesting Start Date:	<GRANT DATE>
Number of RSUs:	<Number of shares>

RED HAT, INC. 1801 Varsity Drive Raleigh, North Carolina 27606

/s/ James Whitehurst
(electronically accepted)	Name: James Whitehurst
<PARTICIPANT NAME>	Title: President & Chief Executive Officer

By accepting this Award, the Participant hereby (i) acknowledges that a copy of the Plan and a copy of the Plan prospectus have been delivered to the Participant and additional copies thereof are available upon request from the Company’s Equity Compensation Department and can also be accessed electronically, (ii) acknowledges receipt of a copy of this Cover Sheet and Exhibit A and Appendix A and Appendix B thereto (collectively, the “Agreement”) and accepts the Award subject to all the terms and conditions of the Plan and the Agreement, (iii) represents that the Participant has read and understands the terms and conditions of the Plan, Plan prospectus and Agreement, and (iv) acknowledges that there may be tax consequences due to the Award and that the Participant should consult a tax advisor to determine his or her actual tax consequences. The Participant must accept this Award electronically pursuant to the online acceptance procedure established by the Company within thirty (30) days; otherwise, the Company may, in its sole discretion, rescind the Award in its entirety.

EXHIBIT A

RED HAT, INC.

Red Hat, Inc. 2004 Long-Term Incentive Plan, as amended

Restricted Stock Unit Agreement

(Non-Executive Participants)

Terms and Conditions

1.         Grant of RSUs.

The RSUs, each representing the right to receive the value of one share of common stock, $0.0001 par value, of the Company (“Common Stock”), as provided herein, is granted pursuant to and is subject to and governed by the Plan and, unless otherwise defined in this Agreement, capitalized terms used herein shall have the same meaning as in the Plan. The shares of Common Stock that are issuable upon the vesting of the RSUs are referred to in this Agreement as “Shares.” The RSUs shall be granted to the Participant without payment of consideration (other than continuing services (as described in Section 2 below)).

2.         Vesting.

(a)     All of the RSUs shall be unvested on the Grant Date. For purposes of this Agreement, RSUs that have not vested as of any particular time in accordance with this Section 2 are referred to as “Unvested RSUs.”

(b)     For so long as the Participant maintains continuous service to the Company or one of its Affiliates as an Employee or Director (a “Business Relationship”) throughout the period beginning on the Grant Date and ending on the vesting date set forth below, the RSUs shall become vested according to the schedule set forth below, subject to Sections 3 and 10 hereof:

Vesting Date	Number of RSUs That First Vest on Such Date

On each of the first through fourth Anniversaries of the Vesting Start Date	25% of the RSUs

3.         Cessation of Business Relationship. If the Participant’s Business Relationship ceases for any reason, including death, all Unvested RSUs on the date of such cessation will be forfeited. The Participant’s Business Relationship shall be deemed to have ceased on the last day of active service to the Company or an Affiliate and shall not be extended by any notice of termination period (i.e., garden leave, etc.), as further described in Section 12(i) below. For purposes hereof, a Business Relationship shall not be considered as having ceased during any bona fide leave of absence if such leave of absence has been approved in writing by the Company. However, in the event of any leave of absence, the Committee may, in its sole discretion, suspend vesting of the RSUs, subject to applicable law and in any event any leave of absence and the vesting of RSUs during such shall be determined in accordance with Section 409A of the Code (“Section 409A”). The vesting of the RSUs shall not be affected by any change in the type of Business Relationship the Participant has with or among the Company and its Affiliates so long as the Participant continuously maintains a Business Relationship.

4.         Payment.

(a)     Within 60 days following the vesting date of any RSUs pursuant to Sections 2 or 10 and upon the satisfaction of all other applicable conditions as to the RSUs, but in no event later than the 15th day of the third month of the year following the later of the calendar year or the Company’s taxable year, in each case, in which the RSUs vest, the Company shall distribute to the Participant the Shares represented by RSUs that vested on such vesting date, reduced by the number of Shares (if any) that are withheld from the Award for the payment of Tax-Related Items (as defined in Section 11 hereof); provided, however, that the Shares may be distributed following the date contemplated in this Section 4(a) to the extent permitted under Section 409A without the payment becoming subject to, and being treated as “nonqualified deferred compensation” within the meaning of, Section 409A (such as where the Company reasonably anticipates that the payment will violate federal securities laws or other applicable laws). Payment of any vested RSUs shall be made in whole Shares only and any fractional Shares shall be rounded up.

(b)     The Company shall not be obligated to issue Shares to the Participant upon the vesting of any RSUs (or otherwise) unless the issuance and delivery of such Shares shall comply with all relevant provisions of law and other legal requirements including, without limitation, any applicable federal, state or foreign securities laws, any applicable withholding obligation for Tax-Related Items (as defined in Section 11 hereof) and the requirements of any stock exchange upon which Shares may be listed.

(c)     Anything in the foregoing to the contrary notwithstanding, RSUs granted under this Agreement may be suspended, delayed or otherwise deferred for any of the reasons contemplated in Sections 3 and 4 only to the extent such suspension, delay or deferral is permitted under U.S. Treas. Reg. §§ 1.409A-2(b)(7), 1.409A-1(b)(4)(ii) or successor provisions, or as otherwise permitted under Section 409A.

5.         Option of Company to Deliver Cash. At the time any RSU vests, the Company may elect, in the sole discretion of the Committee, to deliver to the Participant in lieu of the Shares represented by RSUs that vested on such vesting date an equivalent amount of cash (determined by reference to the closing price of the Shares on the principal exchange on which the Shares trade on the applicable vesting date or if such date is not a trading date, on the following trading date). Such payments shall be made no later than the deadline set forth in Section 4(a) hereof. If the Company elects to deliver cash to the Participant, the Company is authorized to retain such amount as is sufficient to satisfy any applicable withholding obligation for Tax-Related Items (as defined in Section 11 hereof).

6.         Restrictions on Transfer.

(a)     The Participant shall not sell, assign, transfer, pledge, hypothecate or otherwise encumber or dispose of any RSUs, either voluntarily or by operation of law. Any attempt to dispose of any RSUs in contravention of the above restriction shall be null and void and without effect.

(b)     The Company shall not be required (i) to transfer on its books any of the RSUs which have been transferred in violation of any of the provisions set forth herein or (ii) to treat as the owner of such RSUs any transferee to whom such RSUs have been transferred in violation of any of the provisions contained herein.

7.         No Obligation to Continue Business Relationship. Neither the Plan, this Agreement, nor the grant of the Award imposes any obligation on the Company or its Affiliates to have or continue a Business Relationship with the Participant.

8.         No Rights as Stockholder. The RSUs represent an unfunded, unsecured promise by the Company to deliver Shares or the value thereof upon vesting of the RSUs. The Participant shall have no rights as a shareholder with respect to the Shares underlying the RSUs. The Participant shall have no right to vote or receive dividends with respect to any Shares underlying the RSUs or receive dividends unless and until such Shares are distributed to the Participant or converted into Restricted Stock as provided in Appendix A.

9.         Adjustments for Capital Changes. The Plan contains provisions covering the treatment of the Award in a number of contingencies such as stock splits and mergers. Provisions in the Plan for such adjustments are hereby made applicable hereunder and are incorporated herein by reference.

10.         Change in Control. Provisions regarding a Change in Control are set forth in Appendix A.

11.         Responsibility for Taxes.

(a)     Regardless of any action the Company and/or the Affiliate employing the Participant (the “Employer”) take with respect to any or all income tax, social insurance, payroll tax, payment on account or other tax-related items related to Participant’s participation in the Plan and legally applicable to the Participant (“Tax-Related Items”), the Participant hereby acknowledges that the ultimate liability for all Tax-Related Items is and remains the Participant’s responsibility and may exceed the amount actually withheld by the Company or the Employer. The Participant further acknowledges that the Company and/or the Employer: (i) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the Award, including, but not limited to, the grant of the Award, the vesting of the RSUs, the issuance of Shares (or payment of the cash equivalent) in settlement of the RSUs, the subsequent sale of Shares acquired at vesting and the receipt of any dividends and or Dividend Equivalents; and (ii) do not commit to and are under no obligation to structure the terms of the Award or any aspect of the RSUs to reduce or eliminate the Participant’s liability for Tax-Related Items or achieve any particular tax result. Further, if the Participant has become subject to tax in more than one jurisdiction between the Grant Date and the date of any relevant taxable or tax withholding event, as applicable, Participant acknowledges that the Company and/or the Employer (or former employer, as applicable) may be required to withhold or account for Tax-Related Items in more than one jurisdiction.

(b)     Prior to any relevant taxable or tax withholding event, as applicable, the Participant shall pay or make adequate arrangements satisfactory to the Company and/or the Employer to satisfy all withholding obligations of the Company and/or the Employer with respect to Tax-Related Items. In this regard, the Participant hereby authorizes the Company, in its sole discretion and without any notice to or further authorization by the Participant, to withhold from the Shares being distributed under this Award upon vesting, that number of whole Shares the value of which (being determined by reference to the closing price of the Common Stock on the principal exchange on which the Common Stock trades on the date the withholding obligation for Tax-Related Items arises, or if such date is not a trading date, on the following trading date) is equal to the aggregate withholding obligation for Tax-Related Items as determined by the Company. To avoid adverse accounting treatment, the Company may withhold or account for Tax-Related Items by considering applicable minimum statutory withholding amounts or other applicable withholding rates. If the Company satisfies the withholding obligation for Tax-Related Items by withholding a number of Shares as described above, the Participant will be deemed to have been issued the full number of Shares subject to the vested RSUs, notwithstanding that a number of the Shares are held back solely for the purpose of paying the Tax-Related Items due as a result of any aspect of the Award. In the event the withholding obligation for Tax-Related Items would result in a fractional number of Shares to be withheld by the Company, such number of Shares to be withheld shall be rounded up to the next nearest number of whole Shares. If, due to rounding of Shares, the value of the Shares retained by the Company pursuant to this provision is more than the amount required to be withheld, then the Company may pay such excess amount to the relevant tax authority as additional withholding with respect to the Participant.

(c)     Alternatively, or in addition, the Company, in its discretion, may

(i)     on the Participant’s behalf pursuant to this authorization and only to the extent and in the manner permitted by all applicable securities laws, including making any necessary securities registration or taking any other necessary actions, sell, or instruct the broker whom it has selected for this purpose to sell, a number of the Shares to be issued upon settlement of vested RSUs sufficient to meet the withholding obligation for Tax-Related Items, and/or

(ii)     withhold all applicable Tax-Related Items from the Participant’s wages or other cash compensation paid to the Participant by the Company and/or the Employer.

(d)     Finally, the Participant shall pay to the Company or the Employer any amount of Tax-Related Items that the Company or the Employer may be required to withhold as a result of the Participant’s participation in the Plan that cannot be satisfied by the means previously described. The Company may refuse to issue or deliver the Shares (or the cash equivalent) or the proceeds of the sale of the Shares, if the Participant fails to comply with the Participant’s obligations in connection with the Tax-Related Items as described in this Section 11. The Participant shall have no further rights with respect to any Shares that are retained by the Company or sold by the Company or its designated broker pursuant to this Section 11, and under no circumstances will the Company be required to issue any fractional Shares.

(e)     The Participant has reviewed and understands the obligations for Tax-Related Items as set forth in this Agreement.

12.         Nature of Grant. In accepting the Award, the Participant acknowledges, understands and agrees that:

(a)     the Plan is established voluntarily by the Company, it is discretionary in nature and may be modified, amended, suspended or terminated by the Company at any time;

(b)     the grant of the Award is voluntary and occasional and does not create any contractual or other right to receive future grants of restricted stock units, or benefits in lieu of restricted stock units even if restricted stock units have been granted repeatedly in the past;

(c)     all decisions with respect to future grants of restricted stock units, if any, will be at the sole discretion of the Company;

(d)     the Participant’s participation in the Plan shall not create a right to further employment with the Company or the Employer and shall not interfere with the ability of the Company or Employer to terminate the Participant’s employment or service relationship (if any) at any time;

(e)     the Participant’s participation in the Plan is voluntary;

(f)     the grant of the Award and the Participant’s participation in the Plan will not be interpreted to form an employment or service contract or relationship with the Company or any Affiliate;

(g)     the future value of the underlying Shares is unknown and cannot be predicted with certainty;

(h)     no claim or entitlement to compensation or damages shall arise from forfeiture of the Award resulting from termination of the Participant’s Business Relationship by the Company or any Affiliate (for any reason whatsoever and whether or not in breach of local labor laws) and in consideration of the grant of the Award to which the Participant is otherwise not entitled, the Participant agrees never to institute any claim against the Company or any Affiliate, waives the ability, if any, to bring any such claim and releases the Company and any Affiliate from any such claim; if not withstanding the foregoing, any such claim is allowed by a court of competent jurisdiction, then, by participating in the Plan, the Participant will be deemed irrevocably to have agreed not to pursue such claim and agrees to execute any and all documents necessary to request dismissal or withdrawal of such claims;

(i)     if the Participant’s Business Relationship ceases for any reason (whether or not in breach of local labor laws), the Participant’s right to receive and vest in RSUs under the Plan, if any, will terminate effective as of the date that Participant is no longer actively employed and will not be extended by any notice period mandated under local law (e.g., active employment would not include a period of “garden leave” or similar period pursuant to local law), and the Committee shall have the exclusive discretion to determine when Participant no longer has a Business Relationship for purposes of the Award;

(j)     the RSUs and the benefits under the Plan, if any, will not necessarily transfer to another company in the case of a merger, take-over or transfer of liability; and

(k)     for Participants outside the United States of America:

(i) the Award and the Shares subject to the Award are extraordinary items that do not constitute compensation of any kind for services of any kind rendered to the Company or any Affiliate, and that are outside the scope of the Participant’s employment or service contract, if any;

(ii) the Award and the Shares subject to the Award are not intended to replace any pension rights or compensation; and

(iii) the Award and the Shares subject to the Award are not part of normal or expected compensation or salary for any purposes, including, but not limited to, calculating any severance, resignation, redundancy, dismissal, end of service payments, bonuses, long-service awards, pension or retirement or welfare benefits or similar payments and in no event should be considered as compensation for, or relating in any way to, past services for the Company, the Employer or any Affiliate.

13.         No Advice Regarding Grant. The Company is not providing any tax, legal or financial advice, nor is the Company making any recommendations regarding the Participant’s participation in the Plan, or the Participant’s acquisition or sale of the underlying Shares. The Participant is hereby advised to consult with his or her own personal tax, legal and financial advisors regarding his or her participation in the Plan before taking any action related to the Plan.

14.         Data Privacy. The Participant hereby explicitly and unambiguously consents to the collection, use and transfer, in electronic or other form, of the Participant’s personal data as described in this Agreement and any other Award materials by and among, as applicable, the Employer, the Company, and any Affiliate for the exclusive purpose of implementing, administering and managing the Participant’s participation in the Plan.

The Participant understands that the Company and the Employer may hold certain personal information about the Participant, including, but not limited to, the Participant’s name, home address and telephone number, e-mail address, date of birth, social insurance number or other identification number, salary, nationality, job title, any shares of stock or directorships held in the Company or any Affiliate, details of all RSUs or any other entitlement to shares of stock awarded, canceled, exercised, vested, unvested or outstanding in Participant’s favor, for the exclusive purpose of implementing, administering and managing the Plan (“Personal Data”).

The Participant understands that Personal Data will be transferred to any stock plan service provider which is, presently or in the future, assisting the Company with the implementation, administration and management of the Plan. The Participant understands that these recipients of Personal Data may be located in the United States or elsewhere, and that the recipients’ country (e.g., the United States) may have different data privacy laws and protections than the Participant’s country. The Participant understands that he or she may request a list with the names and addresses of any potential recipients of Personal Data by contacting the Participant’s local human resources representative. The Participant authorizes the Company and any other possible recipients which may assist the Company (presently or in the future) with implementing, administering and managing the Plan to receive, possess, use, retain and transfer Personal Data, in electronic or other form, for the sole purpose of implementing, administering and managing the Participant’s participation in the Plan, including any requisite transfer of such Personal Data as may be required to a broker or other third party with whom the Participant may elect to deposit any Shares received upon vesting of the RSUs. The Participant understands that Personal Data will be held only as long as is necessary to implement, administer and manage the Participant’s participation in the Plan. The Participant understands that he or she may, at any time, view Personal Data, request additional information about the storage and processing of Personal Data, require any necessary amendments to Personal Data or refuse or withdraw the consents herein, in any case without cost, by contacting in writing the Participant’s local human resources representative. The Participant understands, however, that refusal or withdrawal of consent may affect the Participant’s ability to participate in the Plan. For more information on the consequences of the Participant’s refusal to consent or withdrawal of consent, the Participant understands that he or she may contact his or her local human resources representative.

15.         Miscellaneous.

(a)     Notices. All notices hereunder shall be in writing and shall be deemed given when sent by certified or registered mail, postage prepaid, return receipt requested, if to the Participant, to the address set forth on the cover sheet or at the most recent address shown on the records of the Company, and if to the Company, to the Company’s principal office, attention of the Corporate Secretary. Notices may also be delivered to the Participant, during his or her Business Relationship, through the Company’s inter-office or e-mail systems or, after cessation of his or her Business Relationship, at the most recent e-mail address shown on the records of the Company.

(b)     Entire Agreement; Modification. This Agreement (including the cover sheet) and the Plan constitutes the entire agreement between the parties relative to the subject matter hereof, and supersedes all other communications between the parties relating to the subject matter of this Agreement. This Agreement may be modified, amended or rescinded by the Company as it shall deem advisable, subject to any requirement for shareholder approval imposed by applicable law or other applicable rules, including, without limitation, the rules of the stock exchange on which the Shares are listed; provided that, no amendment or modification of this Agreement shall adversely affect the rights of any Participant without such Participant’s consent. Notwithstanding the foregoing provision, no such consent shall be required with respect to any amendment or modification if the Committee determines in its sole discretion that such amendment or modification is not reasonably likely to significantly reduce the benefits provided under the Award or that the Participant has received adequate compensation for any such reduction.

(c)     Plan Governs. This Agreement is subject to all terms and provisions of the Plan. In the event of a conflict between one or more provisions of this Agreement and one or more provisions of the Plan, the provisions of the Plan will govern.

(d)     Severability. The invalidity, illegality or unenforceability of any provision of this Agreement shall in no way affect the validity, legality or enforceability of any other provision.

(e)     Successors and Assigns. This Agreement shall inure to the benefit of and be binding upon the heirs, legatees, distributees, executors and administrators of the Participant and the successors and assigns of the Company.

(f)     Participant’s Acceptance. The Participant is urged to read this Agreement carefully and to consult with his or her own legal counsel regarding the terms and consequences of this Agreement and the legal and binding effect of this Agreement. By virtue of his or her acceptance of this Agreement, the Participant is deemed to have accepted and agreed to all of the terms and conditions of this Award and the provisions of the Plan, including as binding, conclusive and final all decisions or interpretations of the Committee upon any questions arising under the Plan or this Award.

(g)     Section 409A. To the extent Participant is or becomes subject to U.S. Federal income taxation, the RSUs and payments made pursuant to this Agreement are intended to comply with or qualify for an exemption from the requirements of Section 409A and shall be construed consistently therewith and shall be interpreted in a manner consistent with that intention. Terms defined in the Agreement shall have the meanings given such terms under Section 409A if and to the extent required to comply with Section 409A. Notwithstanding any other provision of this Agreement, the Company reserves the right, to the extent the Company deems necessary or advisable, in its sole discretion, to unilaterally amend the Plan and/or this Agreement to ensure that all RSUs are awarded in a manner that qualifies for exemption from or complies with Section 409A, provided, however, that the Company makes no undertaking to preclude Section 409A from applying to this Award. Any payments described in this Section 15(g) that are due within the “short term deferral period” as defined in Section 409A shall not be treated as deferred compensation unless applicable law requires otherwise. If and to the extent any portion of any payment, compensation or other benefit provided to the Participant in connection with his employment termination is determined to constitute “nonqualified deferred compensation” within the meaning of Section 409A and the Participant is a specified employee as defined in Section 409A(2)(B)(i) of the Code, as determined by the Company in accordance with its procedures, by which determination the Participant hereby agrees that he is bound, such portion of the payment, compensation or other benefit shall not be paid before the day that is six months plus one day after the date of separation from service (as determined under Section 409A (the “New Payment Date”)), except as Section 409A may then permit. The aggregate of any payments that otherwise would have been paid to the Participant during the period between the date of separation from service and the New Payment Date shall be paid to the Participant in a lump sum on such New Payment Date, and any remaining payments will be paid on their original schedule. Notwithstanding the foregoing, the Company, its Affiliates, Directors, Officers and Agents shall have no liability to a Participant, or any other party, if the Award that is intended to be exempt from, or compliant with, Section 409A is not so exempt or compliant, or for any action taken by the Committee.

(h)     Language. If the Participant has received this Agreement, or any other document related to the Plan or this Award translated into a language other than English, and if the meaning of the translated version is different than the English version, the English version will control.

(i)     Electronic Delivery and Participation. The Company may, in its sole discretion, decide (a) to deliver any documents related to the Award granted under the Plan, the Participant’s participation in the Plan, or future Awards that may be granted under the Plan by electronic means, or (b) to request the Participant’s consent to participate in the Plan by electronic means. The Participant hereby consents to receive such documents by electronic delivery and agrees to participate in the Plan through an on-line or electronic system established and maintained by the Company or any third party designated by the Company.

(j)     Governing Law/Choice of Venue. This Agreement shall be governed by and interpreted in accordance with the laws of the state of Delaware, without giving effect to the conflict of laws principles thereof. For purposes of litigating any dispute that arises directly or indirectly from the relationship of the parties evidenced by this Award or the Agreement, the parties hereby submit to and consent to the exclusive jurisdiction of the State of North Carolina and agree that such litigation shall be conducted only in the courts of Wake County, North Carolina, or the federal courts for the United States for the Tenth District of North Carolina, and no other courts, where this Award is made and/or to be performed.

(k)     Appendix B. The Award shall be subject to any special terms and conditions set forth in Appendix B for the Participant’s country. Moreover, if the Participant relocates to one of the countries included in Appendix B, the special terms and conditions for such country will apply to the Participant, to the extent the Company determines that the application of such terms and conditions is necessary or advisable in order to comply with local law or facilitate the administration of the Plan. Appendix B constitutes part of this Agreement.

(l)     Imposition of Other Requirements. The Company reserves the right to impose other requirements on the Participant’s participation in the Plan, on the Award and on any Shares acquired under the Plan, to the extent the Company determines it is necessary or advisable in order to comply with local law or facilitate the administration of the Plan, and to require the Participant to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.

(m)     Administrator Authority. The Committee will have the power to interpret the Plan and this Agreement and to adopt such rules for the administration, interpretation and application of the Plan as are consistent therewith and to interpret or revoke any such rules (including, but not limited to, the determination of whether or not any RSUs have vested). All actions taken and all interpretations and determinations made by the Committee in good faith will be final and binding upon Participant, the Company and all other interested persons.

APPENDIX A

RED HAT, INC.

Red Hat, Inc. 2004 Long-Term Incentive Plan, as amended

Restricted Stock Unit Agreement

(Non-Executive Participants)

Provisions Regarding a Change in Control

(a) Notwithstanding anything contained herein to the contrary, if (i) this Agreement is continued, assumed, converted or substituted for immediately following a Change in Control and (ii) within one year after a Change in Control the Participant’s Business Relationship is terminated by the Company or its successor without Good Cause (as defined below), all of the RSUs shall be treated as vested and Shares or the value thereof upon vesting shall be delivered in accordance with Sections 4 and 5 hereof. Furthermore and notwithstanding anything contained herein to the contrary, if this Award is not continued, assumed, converted or substituted for immediately following the Change in Control, the Participant shall receive a lump sum cash payment within 30 days after the Change in Control in an amount equal to the amount that would have been delivered in accordance with Section 5 hereof had the RSUs fully vested upon the Change in Control.

(b) For purposes of paragraph (a) hereof, this Award shall be considered to be continued, assumed, converted or substituted for:

i.

if there is no change in the number of outstanding shares of Common Stock of the Company and the Change in Control does not result from the consummation of a merger, consolidation, statutory share exchange, reorganization or similar form of corporate transaction, and there are no changes to the terms and conditions of this Award that materially and adversely affect this Award; or

ii.

if there is a change in the number of such outstanding shares of Common Stock of the Company and/or the Change in Control does result from the consummation of a merger, consolidation, statutory share exchange, reorganization or similar form of corporate transaction:

A.

the Award and Shares deliverable pursuant to the RSUs are adjusted (x) if the shares of Common Stock of the Company are exchanged solely for the common stock of the Parent Corporation or, if there is no Parent Corporation, the Surviving Corporation (as such terms are defined in subparagraph C of the definition of “Change in Control” of this Appendix A) in a manner which is not materially less favorable than the adjustments made in such transaction to the other outstanding shares of Common Stock of the Company, or (y) otherwise, based on the ratio on the day immediately prior to the date of the Change in Control of the fair market value of one share of common stock of the Parent Corporation or, if there is no Parent Corporation, the Surviving

Corporation, to the Fair Market Value of one share of Common Stock of the Company;

B.

if applicable, the Award is converted into an award pursuant to which the common stock of the Parent Corporation or, if there is no Parent Corporation, the Surviving Corporation (as such terms are defined in subparagraph C of the definition of “Change in Control” of this Appendix A) are deliverable; and

C.	there are no other changes to the terms and conditions of this Award that materially and adversely affect this Award.

(c) For purposes of this Agreement the following terms shall have the assigned meanings:

i.	“Change in Control” means the occurrence of any one of the following events:

A.

individuals who, on the Grant Date, constitute the Board (the “Incumbent Directors”) cease for any reason to constitute at least a majority of the Board, provided that any person becoming a director subsequent to the initial public offering whose election or nomination for election was approved by a vote of at least a majority of the directors then on the Board (either by a specific vote or by approval of the proxy statement of the Company in which such person is named as a nominee for director, without written objection to such nomination) shall be an Incumbent Director; provided, however, that no individual initially elected or nominated as a director of the Company as a result of an actual or threatened election contest with respect to directors or as a result of any other actual or threatened solicitation of proxies by or on behalf of any person other than the Board shall be deemed to be an Incumbent Director;

B.

any “person” (as such term is defined in the Exchange Act and as used in Sections 13(d)(3) and 14(d)(2) of the Exchange Act) is or becomes a “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 35% or more of the combined voting power of the Company’s then outstanding securities eligible to vote for the election of the Board (the “Company Voting Securities”); provided, however, that the event described in this paragraph (ii) shall not be deemed to be a Change in Control by virtue of any of the following acquisitions: (A) by the Company or any Subsidiary, (B) by any employee benefit plan (or related trust) sponsored or maintained by the Company or any Subsidiary, (C) by any underwriter temporarily holding securities pursuant to an offering of such securities, (D) pursuant to a Non-Qualifying Transaction, as defined in paragraph (C) below, or (E) by any person of Company Voting Securities from the Company, if a majority of the Incumbent Board approves in advance the acquisition of beneficial ownership of 35% or more of Company Voting Securities by such person;

C.

the consummation of a merger, consolidation, statutory share exchange, reorganization or similar form of corporate transaction involving the Company or any of its subsidiaries that requires the approval of the Company’s stockholders, whether for such transaction or the issuance of securities in the transaction (a “Business Combination”), unless immediately following such Business Combination: (A) more than 40% of the total voting power of (x) the corporation resulting from such Business Combination (the “Surviving Corporation”), or (y) if applicable, the ultimate parent corporation that directly or indirectly has beneficial ownership of 100% of the voting securities eligible to elect directors of the Surviving Corporation (the “Parent Corporation”), is represented by Company Voting Securities that were outstanding immediately prior to such Business Combination (or, if applicable, is represented by shares into which such Company Voting Securities were converted pursuant to such Business Combination), and such voting power among the holders thereof is in substantially the same proportion as the voting power of such Company Voting Securities among the holders thereof immediately prior to the Business Combination, (B) no person (other than any employee benefit plan (or related trust) sponsored or maintained by the Surviving Corporation or the Parent Corporation), is or becomes the beneficial owner, directly or indirectly, of 35% or more of the total voting power of the outstanding voting securities eligible to elect directors of the Parent Corporation (or, if there is no Parent Corporation, the Surviving Corporation) and (C) at least half of the members of the board of directors of the Parent Corporation (or, if there is no Parent Corporation, the Surviving Corporation) following the consummation of the Business Combination were Incumbent Directors at the time of the Board’s approval of the execution of the initial agreement providing for such Business Combination (any Business Combination which satisfies all of the criteria specified in (A), (B) and (C) above shall be deemed to be a “Non-Qualifying Transaction”);

D.	the stockholders of the Company approve a plan of complete liquidation or dissolution of the Company or the consummation of a sale of all or substantially all of the Company’s assets; or

E.	the occurrence of any other event that the Board determines by a duly approved resolution constitutes a Change in Control.

Notwithstanding the foregoing, a Change in Control shall not be deemed to occur solely because any person acquires beneficial ownership of more than 35% of the Company Voting Securities as a result of the acquisition of Company Voting Securities by the Company which reduces the number of Company Voting Securities outstanding; provided, that if after such acquisition by the Company such person becomes the beneficial owner of additional Company Voting Securities that increases the percentage of outstanding Company Voting Securities beneficially owned by such person, a Change in Control of the Company shall then occur.

ii.	“Good Cause” means conduct involving one or more of the following:

A.	the conviction of Participant, or plea of nolo contendere by the Participant to, a felony;

B.	the willful misconduct by Participant resulting in material harm to the Company;

C.

fraud, embezzlement, theft or dishonesty by Participant against the Company or any Subsidiary or repeated and continued failure to perform Participant’s duties with the Company after written notice of such failure to perform resulting in any case in material harm to the Company; or

D.	the Participant’s material breach of any term of confidentiality and/or non-competition agreements.

APPENDIX B

RED HAT, INC.

Red Hat, Inc. 2004 Long-Term Incentive Plan, as amended

Restricted Stock Unit Agreement

(Non-Executive Participants)

Country-Specific Provisions

This Appendix B includes special terms and conditions applicable to Participants in the countries listed below. These terms and conditions are in addition to or, if so indicated, in replacement of the terms and conditions set forth in the Cover Sheet and Exhibit A.

This Appendix B also includes information regarding exchange control and certain other issues of which the Participant should be aware with respect to the Participant’s participation in the Plan. The information is based on the exchange control, securities and other laws in effect in the respective countries as of August 2010. However, such laws are often complex and change frequently. As a result, the Company strongly recommends that the Participant not rely on the information noted herein as the only source of information relating to the consequences of participation in the Plan because the information may be out of date at the time the Participant vests in RSUs, acquires Shares (or the cash equivalent) or sells Shares acquired under the Plan.

In addition, the information contained herein is general in nature and may not apply to the Participant’s particular situation and the Company is not in a position to assure the Participant of any particular result. Accordingly, the Participant is advised to seek appropriate professional advice as to how the relevant laws in the Participant’s country may apply to the Participant’s situation.

Finally, if the Participant is a citizen or resident of a country other than the one in which the Participant is currently working or if the Participant transfers employment to another country after the Award is granted, the information contained herein may not be applicable to the Participant.

Argentina

Type of Offering

Neither the RSUs nor the underlying Shares shall be publicly offered or listed on any stock exchange in Argentina. The offer is private and not subject to the supervision of any Argentine governmental authority.

Exchange Control Information

By accepting the Award, the Participant agrees to comply with any and all Argentine currency exchange restrictions, approvals and reporting requirements in connection with the Award.

In the event that the Participant transfers proceeds in excess of US$2,000,000 from the sale of Shares into Argentina in a single month, the Participant will be required to place 30% of any proceeds in excess of US$2,000,000 in a non-interest bearing dollar denominated mandatory deposit account for a holding period of 365 days.

Nature of Grant

The following provision supplements Section 12 of Exhibit A.

Any benefits awarded under the Plan accrue no more frequently than on an annual basis. In addition, by accepting the Award, Participant acknowledges that the Award is granted by the Company on behalf of Participant’s local employer.

Australia

Australian Addendum

The Award is granted pursuant to the Australian Addendum, which is an addendum to the Plan. Participation in the Plan and the Award granted under the Plan are subject to the terms and conditions stated in the Australian Addendum and the Offer Document, in addition to the Plan and this Agreement.

Payment

The Award shall be paid in Shares only and Section 5 of Exhibit A shall not apply to Participants in Australia.

Exchange Control Information

Exchange control reporting is required for cash transactions exceeding AUD10,000 and for international fund transfers. The Australian bank assisting with the transaction will file the report for the Participant. If there is no Australian bank involved in the transfer, the Participant must file the report himself or herself.

Securities Law Information

If the Participant acquires Shares under the Plan and offers the Shares for sale to a person or entity resident in Australia, the offer may be subject to disclosure requirements under Australian law. The Participant should obtain his or her own legal advice on any applicable disclosure requirements prior to making any such offer.

Brazil

Compliance with Law

By accepting the Award, the Participant agrees to comply with applicable Brazilian law in connection with the Award. Without limitation to the foregoing, the Participant agrees to report and pay any and all tax resulting from the vesting of the RSUs, the sale of Shares and the receipt of any dividends.

Exchange Control Information

If the Participant holds assets and rights outside Brazil with an aggregate value equal to or exceeding US$100,000, the Participant will be required to prepare and submit to the Central Bank of Brazil an annual declaration of such assets and rights. Assets and rights that must be reported include Shares acquired under the Plan.

Canada

Payment

The Award shall be paid in Shares only and Section 5 of Exhibit A shall not apply to Participants in Canada.

Nature of Grant

The following provision replaces Section 12(i) of Exhibit A.

If Participant’s Business Relationship ceases for any reason, the Participant’s right to vest in the RSUs covered by the Award, if any, will terminate effective as of the earlier of: (i) the date on which the Participant’s Business Relationship ceases, or (ii) the date on which the Participant receives a notice of termination of the Business Relationship from the Company or the Employer. The Committee shall have the exclusive discretion to determine when the Participant no longer has a Business Relationship for purposes of the Award.

The following provisions shall apply to Participants in Quebec:

Language Consent

The parties acknowledge that it is their express wish that the present Agreement, as well as all documents, notices and legal proceedings entered into, given or instituted pursuant hereto or relating directly or indirectly hereto, be drawn up in English.

Consentement Relatif à la Langue Utilisée

Les parties reconnaissent avoir souhaité expressément que la convention (« Agreement »), ainsi que tous les documents, les notices et la documentation juridique fournis ou mis en œuvre ou institutés directement ou indirectement, relativement aux présentes, soient rédigés en anglais.

Securities Law Information

The Participant is permitted to sell Shares acquired under the Plan provided the resale of such Shares takes place outside of Canada through facilities of a stock exchange on which the Shares are listed. The Shares are currently listed on the New York Stock Exchange in the United States.

Data Privacy

This provision supplements Section 14 of Exhibit A.

The Participant hereby authorizes the Company and the Company’s representatives to discuss with and obtain all relevant information from all personnel, professional or not, involved in the administration and operation of the Plan. The Participant further authorizes the Company, any Affiliate and any stock plan service provider selected by the Company to assist with the Plan to disclose and discuss the Plan with their advisors. The Participant further authorizes the Company and any Affiliate to record such information and to keep such information in the Participant’s file.

Czech Republic

No country-specific terms apply.

Germany

Exchange Control Information

Cross-border payments in excess of €12,500 must be reported monthly to the German Federal Bank. If the Participant uses a German bank to transfer a cross border payment in excess of €12,500 in connection with the Participant’s participation in the Plan, the bank will make the report. In addition, the Participant must report any receivables, payables or debts in foreign currency exceeding €5,00,000 in any month.

India

Exchange Control Information

The Participant understands that he or she must repatriate to India any proceeds from the sale of Shares acquired under the Plan and any dividends received in relation to the Shares within a reasonable time of receipt. The Participant must obtain a foreign inward remittance certificate (“FIRC”) from the bank where the foreign currency is deposited and maintain the FIRC as evidence of the repatriation of funds in the event the Reserve Bank of India or the Employer requests proof of repatriation.

Ireland

Nature of Grant

The following provision supplements Section 12 of Exhibit A.

By accepting the Award, the Participant acknowledges that he or she understands and agrees that the benefits received under the Plan will not be taken into account for any redundancy or unfair dismissal claim.

Director Notification Information

If the Participant is a director or secretary of an Irish Affiliate, the Participant must notify the Irish Affiliate in writing within five business days of the Participant receiving or disposing of an interest (e.g., RSUs, Shares) in the Company, or within five business days of the Participant becoming aware of the event giving rise to the notification requirement, or within five business days of the Participant becoming a director or secretary if such an interest exists at the time.

This notification requirement also applies to a shadow director of the Irish Affiliate, (i.e., an individual who is not on the board of directors of the Irish Affiliate but who has sufficient control so that the board of directors of the Irish Affiliate acts in accordance with the directions or instructions of the individual), and applies with respect to the interests of a spouse or minor children whose interests, if any, will be attributed to the director or secretary.

Italy

Data Privacy

The following provision replaces Section 14 of Exhibit A.

The Participant understands that the Employer, the Company and any Affiliate may hold certain personal information about the Participant, including, but not limited to, the Participant’s name, home address and telephone number, date of birth, social insurance number or other identification number, salary, nationality, job title, any shares or directorships held in the Company or an Affiliate, details of all Awards, or any other entitlement to shares awarded, canceled, exercised, vested, unvested or outstanding in the Participant’s favor and will process such data for the exclusive purpose of implementing, managing and administering the Plan (“Data”) and in compliance with applicable laws and regulations.

The Participant also understands that providing the Company with Data is mandatory for compliance with local law and necessary for the performance of the Plan and that the Participant’s refusal to provide such Data would make it impossible for the Company to perform its contractual obligations and may affect the Participant’s ability to participate in the Plan. The Controller of personal data processing is Red Hat, Inc. with its registered address at 1801 Varsity Drive, Raleigh, North Carolina, 27606, USA, and, pursuant to Legislative Decree no. 196/2003, its representative in Italy for privacy purposes is Red Hat S.R.L. with its registered address at Via Antonio da Recanate 1, 20124, Milano, Italy.

The Participant understands that Data will not be publicized, but it may be accessible by the Employer and its internal and external personnel in charge of processing of such Data and by the data processor (the “Processor”), if any. An updated list of Processors and other transferees of Data is available upon request from the Employer. Furthermore, Data may be transferred to banks, other financial institutions, or brokers involved in the management and administration of the Plan. The Participant understands that Data may also be transferred to the independent registered public accounting firm engaged by the Company. The Participant further understands that the Company and/or any Affiliate will transfer Data among themselves as necessary for the purpose of implementing, administering and managing the Participant’s participation in the Plan, and that the Company and/or any Affiliate may each further transfer Data to third parties assisting the Company in the implementation, administration, and management of the Plan, including any requisite transfer of Data to a broker or other third party with whom the Participant may elect to deposit any Shares acquired pursuant to the Award. Such recipients may receive, possess, use, retain, and transfer Data in electronic or other form, for the purposes of implementing, administering, and managing the Participant’s participation in the Plan. The Participant understands that these recipients may be acting as Controllers, Processors or persons in charge of processing, as the case may be, in accordance with local law and may be located in or outside the European Economic Area in countries such as in the United States that might not provide the same level of protection as intended under Italian data privacy laws. Should the Company exercise its discretion in suspending all necessary legal obligations connected with the management and administration of the Plan, it will delete Data as soon as it has completed all the necessary legal obligations connected with the management and administration of the Plan.

The Participant understands that Data processing related to the purposes specified above shall take place under automated or non-automated conditions, anonymously when possible, that comply with the purposes for which Data is collected and with confidentiality and security provisions as set forth by applicable laws and regulations, with specific reference to Legislative Decree no. 196/2003.

The processing activity, including communication, the transfer of Data abroad, including outside of the European Economic Area, as herein specified and pursuant to applicable laws and regulations, does not require the Participant’s consent thereto as the processing is necessary to performance of contractual obligations related to implementation, administration and management of the Plan. The Participant understands that, pursuant to Section 7 of the Legislative Decree no. 196/2003, the Participant has the right to, including but not limited to, access, delete, update, correct, or terminate, for legitimate reason, the Data processing. The Participant should contact the Employer in this regard.

Furthermore, the Participant is aware that Data will not be used for direct marketing purposes. In addition, Data provided can be reviewed and questions or complaints can be addressed by contacting the Participant’s human resources department.

Plan Document Acknowledgment

By accepting the Award, the Participant acknowledges having received and reviewed the Plan and the Agreement in their entirety and fully understands and accepts all provisions of the Plan and the Agreement, including this Appendix B.

The Participant further acknowledges having read and specifically and expressly approves the Data Privacy section above as well as the following sections of Exhibit A: Section 2 (“Vesting”); Section 3 (“Cessation of Business Relationship”); Section 10 and Appendix A (“Change in Control”); Section 11 (“Responsibility for Taxes”); Section 12 (“Nature of Grant”); Section 15(j) (“Governing Law/Choice of Venue”); Section 15(k) (“Appendix B”); and Section 15(l) (“Imposition of Other Requirements”).

Exchange Control Information

The Participant must report in his or her annual tax return: (i) any transfers of cash or Shares to or from Italy exceeding €10,000; and (ii) any foreign investments or investments held outside of Italy exceeding €10,000, if such investments (e.g., Shares) may give rise to taxable income in Italy. The Participant may be exempt from the formalities in (i) if the transfer or investment is made through an authorized broker resident in Italy, as the broker will comply with the reporting obligation on behalf of the Participant.

Japan

No country-specific terms apply.

Korea

Exchange Control Information

If the Participant realizes US$500,000 or more from the sale of Shares acquired under the Plan, the Participant will be required to repatriate the sale proceeds to Korea within eighteen months of the sale.

Netherlands

Securities Law Information

The Participant should be aware of the Dutch insider trading rules which may impact the sale of Shares acquired under the Plan. In particular, the Participant may be prohibited from effecting certain Share transactions if the Participant has insider information regarding the Company.

By accepting the Award and participating in the Plan, the Participant acknowledges having read and understood this Securities Law Information and acknowledges that it is the Participant’s responsibility to comply with the following Dutch insider trading rules:

Prohibition Against Insider Trading

Under Article 5:56 of the Dutch Financial Supervision Act, anyone who has “inside information” related to the Company is prohibited from effectuating a transaction in securities in or from the Netherlands. “Inside information” is defined as knowledge of specific information concerning the issuing company to which the securities relate or the trade in securities issued by such company, which has not been made public and which, if published, would reasonably be expected to affect the stock price, regardless of the development of the price. The insider could be any employee of the Company or any Affiliate in the Netherlands who has inside information as described above.

Given the broad scope of the definition of inside information, certain employees of the Company or an Affiliate in the Netherlands (including the Participant) may have inside information and, thus, would be prohibited from effectuating a transaction in securities in the Netherlands at a time when the employee had such inside information.

If the Participant is uncertain whether the insider-trading rules apply to him or her, the Participant should consult with his or her personal legal advisor.

Singapore

Securities Law Information

The Award is granted to the Participant by the Company pursuant to the “Qualifying Person” exemption under section 273(1)(f) of the Singapore Securities and Futures Act (Chapter 289, 2006 Ed.) (“SFA”). The Plan has not been lodged or registered as a prospectus with the Monetary Authority of Singapore. The Participant should note that the Award is subject to section 257 of the SFA, and Participant will not be able to make (i) any subsequent sale of the Shares in Singapore or (ii) any offer of such subsequent sale of the Shares subject to the Award in Singapore, unless such sale or offer in Singapore is made pursuant to the exemptions under Part XIII Division (1) Subdivision (4) (other than section 280) of the SFA (Cap 289, 2006 Ed.).

Director Notification Information

If the Participant is a director, associate director or shadow director1 of a Singapore Affiliate, the Participant is subject to certain notification requirements under the Singapore Companies Act, regardless of whether Participant is a Singapore resident or employed in Singapore. Among these requirements is an obligation to notify the Singapore Affiliate in writing when the Participant receives an interest (e.g., RSUs, Shares) in the Company or any related company. In addition, the Participant must notify the Singapore Affiliate when the Participant sells shares of the Company or any related company (including when the Participant sells Shares acquired pursuant to the Award). These notifications must be made within two days of acquiring or disposing of any interest in the Company or any related company or within two days of becoming a director, associate director or shadow director if such an interest exists at that time. Please contact the Company to obtain a copy of the notification form.

Spain

Nature of Grant

This provision supplements Sections 3 and 12 of Exhibit A.

By accepting the Award, the Participant acknowledges that he or she consents to participation in the Plan and has received a copy of the Plan and the Agreement.

The Participant understands that the Company has unilaterally, gratuitously and discretionally decided to grant Awards under the Plan to individuals who may be employees of the Company or its Affiliates throughout the world. The decision is a limited decision that is entered into upon the express assumption and condition that the grant will not economically or otherwise bind the Company or any of its Affiliates on an ongoing basis other than as set forth in the applicable Award Agreement. Consequently, the Participant understands that the Award is granted on the assumption and condition that the Award and any Shares subject to the Award shall not become a part of any employment contract (either with the Company or any of its Affiliates) and shall not be considered a mandatory benefit, salary for any purposes (including severance compensation) or any other right whatsoever.

1 A shadow director is an individual who is not on the board of directors of the Singapore Affiliate but who has sufficient control such that the board of directors of the Singapore Affiliate acts in accordance with the directions or instructions of the individual.

Additionally, the Participant understands that the vesting of the RSUs covered by the Award is expressly conditioned on the Participant's continued and active rendering of service to the Company or the Employer, as applicable, such that if the Participant's Business Relationship ceases for any reason whatsoever, the RSUs will cease vesting immediately effective as of the date of cessation of the Participant's Business Relationship. This will be the case, for example, even if (i) the Participant is considered to be unfairly dismissed without good cause; (ii) the Participant is dismissed for disciplinary or objective reasons or due to a collective dismissal; (3) the Participant's Business Relationship ceases due to a change of work location, duties or any other employment or contractual condition; (4) the Participant's Business Relationship ceases due to the Company’s or any of its Affiliates’ unilateral breach of contract; or (5) the Participant's Business Relationship ceases for any other reason whatsoever. Consequently, upon cessation of the Participant's Business Relationship for any of the above reasons, the Participant will automatically lose any rights to the Award granted to him or her to the extent any RSUs covered by the Award were unvested on the date of cessation of the Participant's Business Relationship, as described in the Agreement.

The Participant acknowledges that he or she has read and specifically accepts the conditions referred to in Section 3 of Exhibit A.

Finally, the Participant understands that this Award would not be made but for the assumptions and conditions referred to herein; thus, the Participant acknowledges and freely accepts that should any or all of the assumptions be mistaken or should any of the conditions not be met for any reason, then any grant of the Award shall be null and void.

Exchange Control Information

The Participant must declare the acquisition and ownership of Shares to the Dirección General de Comercio e Inversiones (the “DGCI”) of the Ministry of Industry, Tourism and Commerce for statistical purposes. The Participant must make the declaration by filing a D-6 form with the DGCI each January while the Shares are owned.

When receiving foreign currency payments derived from the ownership of Shares (i.e., dividends or sale proceeds) in excess of €50,000, the Participant must inform the financial institution receiving the payment of the basis upon which such payment is made. The Participant will need to provide the institution with the following information: (i) the Participant’s name, address, and tax identification number; (ii) the name and corporate domicile of the Company; (iii) the amount of the payment; (iv) the currency used; (v) the country of origin; (vi) the reasons for the payment; and (vii) further information that may be required.

Securities Law Information

The Award and the Shares subject to the Award do not qualify as securities under Spanish regulations. No “offer of securities to the public,” as defined under Spanish law, has taken place or will take place in the Spanish territory. Neither the Plan nor the Agreement have been or will be registered with the Comisión Nacional del Mercado de Valores (Spanish Securities Exchange Commission), nor do they constitute a public offering prospectus.

Sweden

No country-specific terms apply.

Switzerland

No country-specific terms apply.

United Kingdom

Responsibility for Taxes

The following provision supplements Section 11 of Exhibit A.

If payment or withholding of the income tax due is not made within ninety (90) days of the event giving rise to the liability or such other period specified in Section 222(1)(c) of the U.K. Income Tax (Earnings and Pensions) Act 2003 (the “Due Date”), the amount of any uncollected tax shall constitute a loan owed by the Participant to the Company or the Employer, as applicable, effective as of the Due Date. The Participant agrees that the loan will bear interest at the then current HM Revenue and Customs Official Rate, it will be immediately due and repayable, and the Company or the Employer may recover it at any time thereafter by any of the means referred to in Section 11 of Exhibit A.

Notwithstanding the foregoing, if the Participant is an executive officer or director of the Company within the meaning of Section 13(k) of the Exchange Act, the Participant shall not be eligible for a loan to cover the income tax due as described above. In the event that the Participant is such an executive officer or director and the income tax due is not collected by the Due Date, the amount of any uncollected tax will constitute a benefit to the Participant on which additional income tax and National Insurance contributions will be payable. The Participant acknowledges that the Company or the Employer may recover any such amounts from the Participant by any of the means referred to in Section 11 of Exhibit A. However, the Participant will also be responsible for reporting any income tax and National Insurance contributions due on this additional benefit directly to HM Revenue and Customs under the self-assessment regime.

United States

No country-specific terms apply.